Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the (a) Registration Statement No. 333-227566 on Form S-8 of PEDEVCO Corp. (the “Company”), (b) Registration Statement No. 333-192002 on Form S-8 of the Company, (c) Registration Statement No. 333-214415 on Form S-3 of the Company, (d) Registration Statement No. 333-201098 on Form S-8 of the Company, (e) Registration Statement No. 333-207529 on Form S-8 of the Company, (f) Registration Statement No. 333-215349 on Form S-8 of the Company, (g) Registration Statement No. 333-222335 on Form S-8 of the Company, and (h) Registration Statement No. 333-201099 on Form S-3 of the Company, of our report dated March 29, 2018, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10-K of PEDEVCO Corp. for the year ended December 31, 2017.

/s/ GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 29, 2018